EFFECTIVE AUGUST 23RD, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2005

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 481-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On July 18, 2005, Kilroy Realty Corporation (the “Company”) determined that it has not been correctly reflecting the impact of preferred stock dividends in the calculation of income from continuing operations per common share. The calculation error had no impact on income from continuing operations, net income, net income per share, the Company’s consolidated balance sheets, consolidated statements of stockholders’ equity and consolidated statements of cash flows, or the calculation of funds from operations, funds available for distribution or any of the Company’s other financial ratios. The only line items to be restated are the per share amounts for income from continuing operations, basic and diluted, included within the consolidated statements of operations. For the past six quarters the Company has been incorrectly calculating the per share results of income from continuing operations by not deducting the impact of dividends paid and accrued to its preferred stockholders. In accordance with Statement of Financial Accounting Standard No. 128, “Earnings per Share,” the Company should have reduced the amount of income from continuing operations per share by the amount of preferred dividends paid and accrued to its preferred stockholders. Accordingly, the Company will be filing amendments to its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, September 30, 2004 and June 30, 2004. As a result of the restatement, the previously issued financial statements and related reports of independent registered public accountants for the corresponding periods should no longer be relied upon. The Audit Committee of the Company’s Board of Directors and senior management of the Company have discussed these matters with the Company’s independent registered public accountants, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: July 21, 2005

	By	/s/ HEIDI ROTH
Heidi Roth
Senior Vice President and Controller